Exhibit 5.10

August 6, 2020

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:    Post-Effective Amendments to Registration Statements on Form S-8 of shares of Class C capital stock, par value $0.0001 per share, of Zillow Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the following Post-Effective Amendments No. 1 to Registration Statements on Form S-8 (together, the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2020 Plan (as defined below).

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-236524

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-233105

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-229772

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-223045

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-216002

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-212933

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-209951

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-206512

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-206434

On June 9, 2020 (the “Effective Date”), the shareholders of Zillow Group, Inc. approved the Zillow Group, Inc. 2020 Incentive Plan (the “2020 Plan”) that replaces the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “Prior Plan”). The total number of shares of Class C capital stock of Zillow Group, Inc., par value $0.0001 per share, authorized for issuance under the 2020 Plan includes, in addition to 12,400,000 new shares (registered previously on a new registration statement on Form S-8 filed with the Commission on May 7, 2020 (Commission File No. 333-238077)), (i) 4,133,094 shares previously authorized for issuance but not granted or subject to outstanding awards under the Prior Plan as of the Effective Date and (ii) up to 32,866,837shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after that date expire or terminate without being settled in shares under the Prior Plan (together, the “Prior Plan Shares”).

We have examined the Post-Effective Amendment and such documents and records of Zillow Group, Inc. as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Prior Plan Shares that may be issued by Zillow Group, Inc. pursuant to the 2020 Plan, upon the registration by its registrar of such Prior Plan Shares and the sale thereof by Zillow Group, Inc. in accordance with the terms of the 2020 Plan, and the receipt of consideration therefor in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP